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                                                                    EXHIBIT 99.1

               RESTORATION HARDWARE ANNOUNCES SECOND QUARTER SALES

     COMPANY EXPECTS TO MEET EARNINGS PER SHARE GUIDANCE FOR SECOND QUARTER

CORTE MADERA, Calif. -- August 8, 2002--Restoration Hardware, Inc. (NASDAQ:
RSTO) today announced net sales for the second quarter ended August 3, 2002 of $85.0 million, an increase of 12.0% from net sales of $75.9 million for the same period a year ago. Comparable store sales for the second quarter of 2002 increased 8.9% from the second quarter of the prior year. Sales for the direct-to-customer division, which includes catalog and Internet sales, increased 40.0% in the second quarter of 2002 as compared to the same period a year ago.

The Company expects a loss of approximately $0.12 to $0.13 per share for the second quarter, in line with prior guidance which forecast a loss of approximately $0.12 to $0.13 per share before charges relating to preferred stock. The Company anticipates achieving these results, despite lower than expected sales, because it achieved higher than expected merchandise margins as a result of a greater percentage of items sold at full price, coupled with lower than expected expenses.

Gary Friedman, the Company's President and Chief Executive Officer commented, "While the comparable store sales increase leveled off late in the quarter due to the fact that last year at this time we were aggressively marking down items in connection with the Company's re-merchandising strategy, our merchandise margins are running significantly higher than last year. We felt it was important to transition customers from buying on sale to purchasing at regular price, and therefore we chose to be less promotional in favor of margins over revenue."

Mr. Friedman continued, "We are pleased at the organization's performance in tightening expense controls in response to softening sales, which also has contributed to achieving our earnings expectations."

Comparable store sales is not a measure that has been defined under generally accepted accounting principles. The Company defines comparable store sales as sales from stores whose gross square feet did not change by more than 20% in the previous 12 months and which have been open at least 12 full months. Stores generally become comparable in their 14th month of operation.

As of August 3, 2002 the Company operated 105 retail stores in 31 states, the District of Columbia and Canada.
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Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the Company's classic and authentic American point of view. Restoration Hardware sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include statements concerning or relating to implications of the Company's sales, margin, expense and earnings per share results for the second quarter ended August 3, 2002, bases for achieving such results, and other statements containing words such as "believes," "anticipates," "estimates," "expects," "may," "intends" and words of similar import or statements of management's opinion. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, customer reactions to the Company's remodeling program, new merchandising strategy and catalog, changes in investor perceptions of the Company, changes in economic or business conditions in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company's management information needs, changes in customer needs and expectations and governmental actions and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-K/A, 10-Q/A and 8-K, including those described in the Company's Form 10-K for fiscal 2001 in "Business" under the caption "Factors that May Affect our Future Operating Results" and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the captions "Results of Operations" and "Liquidity and Capital Resources." The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Restoration Hardware, Inc.
Kevin W. Shahan
Vice President and Chief Financial Officer
(415) 924-1005
(415) 945-4679 Fax